EXHIBIT 5.1

Andrew M. Johnson	Direct Dial: +1 803.326.4003
Vice President, General Counsel
And Secretary

May 15, 2013

Board of Directors
3D Systems Corporation
333 Three D Systems Circle
Rock Hill, South Carolina 29730

Re:	Registration of 7,112,000 Shares of Common Stock Pursuant to Form S-3 Registration Statement No. 333-188408

Ladies and Gentlemen:

I am the Vice President, General Counsel and Secretary of 3D Systems Corporation, a Delaware corporation (the “Company”), and as such I have acted as counsel to the Company in connection with that certain Registration Statement on Form S-3 (Registration No. 333-188408) (the “Registration Statement”) of the Company filed with the Securities and Exchange Commission (the “Commission”) on May 7, 2013 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the offering pursuant to a prospectus supplement dated May 9, 2013 (the “Prospectus Supplement”) of (i) 6,184,349 shares of the common stock of the Company, $0.001 par value per share (the “Common Stock”) and (ii) 927,651 shares of Common Stock as an over-allotment option, for an aggregate of amount of 7,112,000 shares (the “Shares”) having an aggregate maximum offering price to the public of $284,480,000, to be issued and sold by the Company.

The Company has entered into an Underwriting Agreement with Needham & Company, LLC and the other parties thereto (the “Underwriting Agreement”) dated as of May 9, 2013 pursuant to which they have respectively agreed to issue and sell the Shares.  All capitalized terms that are not defined herein have the meanings assigned to them in the Registration Statement.

3D Systems Corporation ● 333 Three D Systems Circle  ●  Rock Hill, SC 29730  ● USA
Phone: 803.326.3900      ●      www.3dsystems.com      ●      NYSE: DDD

Board of Directors

May 15, 2013

This opinion is rendered pursuant to Item 9.01 of Form 8-K and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

As counsel for the Company, in addition to participating in the preparation of the Registration Statement and the Prospectus Supplement, I have examined the following documents:

(a)	the Registration Statement, including the Exhibits identified under Item 16 of the Registration Statement;

(b)	the Prospectus Supplement;

(c)	the Underwriting Agreement;

(d)
resolutions of the unanimous written consent of the Board of Directors dated as of May 3, 2013 and resolutions of the meeting of the Executive Committee of the Company held on May 9, 2013 relating to, among other things, the preparation and filing of the Registration Statement and the Prospectus Supplement and the due authorization of the issuance of the Shares; and

(e)	a certificate dated May 15, 2013 from the Secretary of State of Delaware as to the Company’s existence, due incorporation and good standing in the State of Delaware (the “Good Standing Certificate”).

I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, other certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, and I have made such other inquiries, as I have deemed necessary or appropriate as a basis for the opinions set forth below.  The opinions set forth in paragraph 1 below are based solely on the Good Standing Certificate.

Based on the foregoing, I am of opinion that:

1.	The Company is a corporation incorporated and existing under the laws of the State of Delaware and is in good standing with the Secretary of State of Delaware.

2.
The issuance of the 7,112,000 Shares of Common Stock to be issued and sold by the Company have been authorized by appropriate corporate action of the Company, and when such shares of Common Stock have been issued and sold upon the terms and conditions set forth in the Underwriting Agreement and

Board of Directors

May 15, 2013

the Company has received full payment therefor, such shares will be validly issued, fully paid and nonassessable.

I consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the Commission on the date hereof and to the reference to me under the heading “Legal Matters” in the Prospectus Supplements.  In giving this consent, I do not admit that I am in the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter.  The opinions expressed in this letter speak only as of its date.  I do not undertake to advise you of any changes in the opinions expressed herein from matters that might arise or be brought to my attention.

I wish to advise you that I am a member of the Bar of the State of North Carolina. Accordingly, I express no opinion as to any laws other than the laws of the State of North Carolina, the corporate laws of the State of Delaware and the Federal laws of the United States.

Very truly yours, /s/ Andrew M. Johnson Andrew M. Johnson Vice President, General Counsel and Secretary